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                                                                    EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE

Contact:
C. William Landefeld
President & Chief Executive Officer
Citizens First Financial Corp.
(309) 661-8700

                         CITIZENS FIRST FINANCIAL CORP.
                    ANNOUNCES INCREASED DIVIDEND TO BE PAID,
                       PRELIMINARY UNAUDITED RESULTS, AND
                             DATE OF ANNUAL MEETING

Bloomington, Illinois, February 5, 2002 - Citizens First Financial Corp. (the "Company") (Nasdaq - CFSB), the parent company of Citizens Savings Bank (the "Bank"), announced that the Board of Directors has declared a dividend of $0.07 per share to stockholders of record on February 11, 2002, payable on February 25, 2002.

"Citizens First Financial Corp. had a very good earning year in 2001, in fact, the best year in our history," said C. William Landefeld, President and CEO. "We made money the old fashioned way, from basic operations, and because of this we are rewarding our shareholders by increasing our dividend in 2002."

In addition, the Company announced net income for the twelve months ended December 31, 2001 of $2,082,000, compared to net income of $1,830,000 for the twelve months ended December 31, 2000. The Company had basic and diluted earnings per share of $1.39 and $1.31, respectively for the twelve months ended December 31, 2001 compared to basic and diluted earnings per share of $1.00 and $0.97, respectively, for the twelve months ended December 31, 2000.

The Company had net income for the three months ended December 31, 2001 of $478,000, compared to $86,000 for the three months ended December 31, 2000. The Company had basic and diluted earnings per share of $0.32 and $0.29, respectively, for the three months ended December 31, 2001, compared to basic and diluted earnings per share of $0.06 and $0.08, respectively, for the three months ended December 31, 2000.

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Interest income decreased to $24,641,000 for the twelve months ended December
31, 2001 from $25,049,000 for the twelve months ended December 31, 2000. The decrease was attributable to a decrease in the average yield on interest-earning assets. Interest expense increased to $14,418,000 for the twelve months ending December 31, 2001 from $14,348,000 for the twelve months ended December 31, 2000. The increase was attributable to an increase in the average balance of interest-bearing liabilities despite a decrease in the average rate paid on interest-bearing liabilities.

The provision for loan losses decreased to $945,000 for the twelve months ended December 31, 2001 from $3,050,000 for the twelve months ended December 31, 2000. The decrease was due to the $2,800,000 additional loan loss provision recorded in 2000 for loans related to a real estate developer, offset by additional provisions related to potential problem loans in 2001.

Other income decreased from $3,848,000 for the twelve months ended December 31, 2000 to $2,098,000 for the twelve months ended December 31, 2001. The decrease was due to the $2.4 million gain on the sale of a branch facility in 2000 and a decrease in net gains from sale of land in a real estate joint venture of $126,000, offset by an increase in net gains on loan sales of $747,000.

Other expense decreased from $8,390,000 for the twelve months ended December 31, 2000 to $7,919,000 for the twelve months ended December 31, 2001 because of lower other expenses related to reduced costs associated with the 2001 proxy solicitation and annual meeting as compared to the 2000 meeting and other operating efficiencies.

Citizens First Financial Corp. has scheduled its Annual Meeting of Stockholders at 10:00 a.m. on April 22, 2002 at the Jumers Chateau, 1601 Jumer Drive, Bloomington, Illinois. The Record Date for shareholders eligible to vote at the Annual Meeting will be March 1, 2002.

The Bank currently has five offices in central Illinois.

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                         CITIZENS FIRST FINANCIAL CORP.
                         SELECTED FINANCIAL INFORMATION
                    (In thousands except for per share data)
                                   (Unaudited)

                                    12/31/01          12/31/00
Balance Sheet Data
------------------
Total assets                        $340,570         $329,890
Cash and cash equivalents           $ 12,931         $ 11,015
Investment securities               $ 15,686         $ 15,054
FHLB stock                          $  4,461         $  4,166
Loans and loans held for sale       $296,175         $286,809
Allowance for loan losses           $  2,421         $  1,826
Deposits                            $236,643         $228,115
Borrowings                          $ 69,643         $ 67,985
Equity capital                      $ 30,913         $ 29,307

Book value per common share         $  20.41         $  18.69


                                           Quarter ended            Year ended
                                 12/31/01    12/31/00    12/31/01    12/31/00
                                 --------    --------    --------    --------
Summary of Operations
---------------------
Interest income                   $ 5,953     $ 6,579     $24,641     $25,049
Interest expense                    3,096       3,892      14,418      14,348
                                  -------     -------     -------     -------

Net interest income                 2,857       2,687      10,223      10,701

Provision for loan losses             355         690         945       3,050
Other income                          240         302       2,098       3,848
Other expense                       1,907       2,041       7,919       8,390
                                  -------     -------     -------     -------

Income before income tax              835         258       3,457       3,109
Income tax expense                    357         172       1,375       1,279
                                  -------     -------     -------     -------

Net income                        $   478     $    86     $ 2,082     $ 1,830
                                  =======     =======     =======     =======

Earnings per share:
    Basic                         $  0.32     $  0.06     $  1.39     $  1.00
    Diluted                       $  0.29     $  0.08     $  1.31     $  0.97


Ratios Based on Net Income
--------------------------
Return on average
  stockholders' equity               6.18%       1.01%       6.84%       5.24%
Return on average assets             0.57%       0.10%       0.62%       0.56%
Net interest yield on
  average earning assets             3.60%       3.46%       3.25%       3.52%


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